Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by Decarbonization Plus Acquisition Corporation II of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Decarbonization Plus Acquisition Corporation II in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 15, 2021

/s/ Pierre Lapeyre, Jr.
Pierre Lapeyre, Jr.